Exhibit 99.1

In August 2008, Interval Acquisition Corp. (the “Issuer”), a wholly-owned subsidiary of Interval Leisure Group, Inc. (“ILG”), issued $300 million principal amount of 9 ½% senior notes due 2016 (the “Notes”). The Notes are guaranteed by ILG and the domestic subsidiaries of the Issuer. These guarantees are full and unconditional and joint and several. Pursuant to Section 4.03(a) of the Indenture, dated as of August 19, 2008, among the Issuer, the guarantors and The Bank of New York Mellon as Trustee (“Trustee”), the Issuer is obligated to furnish to the holders of the Notes with respect to June 30, 2008 and for prior periods the financial data in form and detail corresponding to the March 31, 2008 financial data previously provided.

The following tables present condensed consolidating financial information as of June 30, 2008 and for the three and six months ended June 30, 2008 for the Issuer on a stand-alone basis, the combined guarantor subsidiaries of ILG (collectively, the “Guarantor Subsidiaries”), the combined non-guarantor subsidiaries of ILG (collectively, the “Non-Guarantor Subsidiaries”) and ILG on a consolidated basis (in thousands).

Balance sheets as of June 30, 2008

	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Current assets	$—	$70,318	$91,466	$—	$161,784
Property and equipment, net	—	34,522	1,460	—	35,982
Goodwill and intangible assets, net	351,581	337,707	—	—	689,288
Investment in subsidiaries	577,089	46,684	—	(623,773)	—
Other assets	24,632	28,343	15,827	(27,448)	41,354
Total assets	$953,302	$517,574	$108,753	$(651,221)	$928,408

Current liabilities	$173	$173,882	$30,821	$(27,448)	$177,428
Other liabilities and minority interest	96,909	124,316	30,362	—	251,587
Intercompany liabilities (receivables)	356,826	(357,712)	886	—	—
Shareholders’ equity	499,394	577,089	46,684	(623,774)	499,393
Total liabilities and shareholders’ equity	$953,302	$517,575	$108,753	$(651,222)	$928,408

Statements of operations for the three months ended June 30, 2008

	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Revenue	$—	$88,374	$14,810	$—	$103,184
Operating expenses	(5,240)	(60,179)	(11,419)	—	(76,838)
Interest income (expense), net	4,215	(41)	892	—	5,066
Other income (expense), net	20,130	2,606	(9)	(22,767)	(40)
Income tax benefit (provision)	387	(10,631)	(1,637)	—	(11,881)
Minority interest	—	1	—	—	1

Net income	$19,492	$20,130	$2,637	$(22,767)	$19,492

Statements of operations for the six months ended June 30, 2008

	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Revenue	$—	$189,650	$29,471	$—	$219,121
Operating expenses	(10,481)	(121,637)	(21,693)	—	(153,811)
Interest income (expense), net	5,491	(74)	1,605	—	7,022
Other income (expense), net	47,406	5,437	(436)	(52,947)	(540)
Income tax benefit (provision)	1,884	(25,963)	(3,406)	—	(27,485)
Minority interest	—	(7)	—	—	(7)

Net income	$44,300	$47,406	$5,541	$(52,947)	$44,300

Statements of cash flows for the six months ended June 30, 2008

	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated

Cash flows provided by operating activities	$6,909	$64,268	$3,813	$—	$74,990
Cash flows provided by (used in) investing activities	(6,909)	(65,427)	5,781	—	(66,555)
Cash flows provided by (used in) financing activities	—	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—	660	—	660
Cash and cash equivalents at beginning of the period	—	2,438	64,675	—	67,113

Cash and cash equivalents at end of period	$—	$1,279	$74,929	$—	$76,208